Exhibit (d)(2)

TOM BROWN, INC.

November 6, 2003

STRICTLY CONFIDENTIAL

EnCana Oil & Gas (USA) Inc.
U.S. Bank Tower
950 17th Street, Suite 2600
Denver, CO 80202

Attention:  Roger Biemans, President

Ladies and Gentlemen:

In connection with the consideration of a possible transaction between Tom Brown, Inc. (“TBI”) and EnCana Oil & Gas (USA) Inc. (“EnCana”), such possible transaction being herein referred to as the “Transaction,” TBI and EnCana acknowledge that TBI may make available to EnCana from time to time certain information concerning the structure of the proposed transaction and/or TBI’s business, financial condition, operations, assets and liabilities, whether prepared by TBI, its advisors or otherwise.  As a condition to entering into any discussions relating to the Transaction, EnCana agrees to comply with its obligations hereunder and to take or abstain from taking certain other actions as hereinafter set forth.

1.                                      Evaluation Material; Non-Disclosure Obligation and Use Restriction.  The term “Evaluation Material” shall mean all information, data and analysis furnished by TBI or its Representatives to EnCana or its Representatives relating to TBI or the Transaction, and any analyses, compilations, studies, documents or other material prepared by EnCana or its Representatives containing or based in whole or in part upon such information, data or analysis, but does not include information, data or analysis that (i) is already in the possession of EnCana or its Representatives or becomes subsequently available to EnCana or its Representatives on a non-confidential basis from a source not known or reasonably suspected by EnCana or its Representatives to be bound by a confidentiality agreement or secrecy obligation to TBI, (ii) is or becomes generally available to or known by the public other than as a result of a breach of this letter agreement by EnCana or its Representatives or (iii) has already been or is hereafter independently acquired or developed by EnCana without violating any confidentiality agreement or secrecy obligation to TBI.  “Representatives” shall mean such party’s affiliates, directors, officers, employees, agents, lenders or advisers and representatives of the foregoing.  EnCana recognizes and acknowledges the potential competitive value of the Evaluation Material and the damage that could result from the disclosure thereof to third parties.  Accordingly, EnCana agrees that the Evaluation Material will be used solely for the purpose of evaluating the Transaction and related actions, and that such information will be kept confidential by EnCana and its Representatives, provided, however, that (w) such information may be disclosed by EnCana to its Representatives who need to know such information for the purpose of evaluating the Transaction or their participation therein (it being understood that such Representatives shall be informed of the confidential nature of the information), (x) it shall not constitute a breach of this letter agreement if any disclosure of such information is made with TBI’s prior written consent, (y) it shall not constitute a breach of this letter agreement for EnCana or its Representatives to disclose such information to the extent that EnCana believes, based on the advice of counsel, that it is legally required to disclose such information in order to avoid committing a violation of any law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system, provided that EnCana provides prompt notice to TBI of the proposed disclosure and takes the other actions required in connection with a required disclosure pursuant to Section 3 below and (z) it shall not constitute a breach of this letter agreement for EnCana or its Representatives to disclose such information to the extent that such disclosure is permitted pursuant to Section 3 below.  EnCana agrees to be responsible for any breach of this letter agreement by any of its Representatives.

2.                                      Non-Disclosure of Discussions.  Each Party agrees that, without the prior written consent of the other party, such party and its Representatives will not disclose to any other person (other than such party’s Representatives on a need to know basis) the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to the possible Transaction (including the status thereof); provided, that a party may make such disclosure if (i) based on the advice of such party’s counsel, such disclosure is necessary to avoid committing a violation of, or to insure compliance with, any laws, rules or regulations, including any rules or regulations of any securities association, stock exchange or national securities quotation system and (ii) the disclosing party provides advance notice to the other party of the proposed disclosure and cooperates in good faith with respect to the timing, manner and content of such disclosure (to the extent consistent with its obligation to make disclosure).

3.                                      Required Disclosure.  In the event that EnCana or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any other facts or information, the disclosure of which is prohibited by this letter agreement, EnCana shall (i) provide TBI with prompt notice of any such request or requirement so that TBI may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement and (ii) consult with TBI as to the advisability of taking legally available steps to resist or narrow such request.  If, in the absence of a protective order or other remedy, or the receipt of a waiver by TBI, EnCana or any of its Representatives should nonetheless, based on the advice of such party’s counsel, disclose the Evaluation Material and/or the facts or information covered by Section 2, EnCana or its Representative may, without liability hereunder, disclose only that portion of the Evaluation Material and/or such facts or information that such counsel advises is legally required to he disclosed; provided that EnCana gives TEL written notice of the Evaluation Material and/or such facts or other information to be disclosed as far in advance of its disclosure as is reasonably practicable and exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material and/or such facts or other information, including, without cooperating with TBI to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material and/or such facts or information.

4.                                      Termination of Discussions.  If either party decides that it does not wish to proceed with discussions or negotiations relating to a Transaction with the other party and the party so deciding promptly informs the other party of that decision, or at any time upon the request of TBI for any reason, EnCana will promptly deliver to TBI or, at the option of EnCana, destroy all written (and electronic) Evaluation Material.  In the event of such a decision or request, all other Evaluation Material prepared by EnCana shall be destroyed, and in no event shall EnCana be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to TBI provided that a single copy of each item returned or destroyed may be retained in the files of EnCana’s outside legal counsel for the purpose of resolving any disputes that may arise under this letter agreement.  If requested, the destruction of Evaluation Material shall be certified in writing by an authorized officer of EnCana.  Notwithstanding the termination of any discussions or the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by their obligations of confidentiality hereunder for a period of 18 months from the date hereof.

5.                                      Standstill Agreement.  For a period of 18 months from the date hereof, EnCana agrees that it and its affiliates shall not, without the prior written request of TBI, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire, or agree to acquire, by purchase, or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of more than 1 % of any class of voting securities issued by TBI or any material assets of TBI or any securities or material assets of any subsidiary of TBI, (b) propose to enter into any merger or business combination involving TBI or any of its subsidiaries, (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) with respect to the securities of TBI, or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities of TBI or any of its subsidiaries, (d) seek or propose to influence or control (whether though a “group,” as such tern is used in Rule 13d-5 of the Securities Exchange Act of 1934 or otherwise) the management, board of directors, policies or affairs of TBI or any of its subsidiaries, (e) to the extent doing so would require the public disclosure of such action by TBI, make any request to waive or amend any provision of this Section 5, (f) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (g) encourage any third party to do any of the foregoing; provided, however, that this Section 5 shall terminate with respect to EnCana if a person or entity (other than EnCana or an affiliate of EnCana) acquires, enters an agreement to acquire, or publicly proposes to acquire, directly or by merger or otherwise, more than 50% of the voting securities of TBI (i.e., those securities of TBI that are entitled to participate in the annual election of directors), or otherwise acquires, enters an agreement to acquire, or publicly proposes to acquire, the ability to control the management or policies of TBI.  As used in this Section 5. the term “securities” shall mean any securities of TBI and any direct or indirect warrants, rights or options to acquire securities of TBI.

6.                                      Procedure for Communications.  It is understood that the parties will arrange for appropriate contacts for due diligence purposes.  Unless otherwise agreed, all (i) communications regarding a possible Transaction, (ii) requests for information and (iii) discussions or questions regarding procedures, will be submitted or directed to the respective party’s Chief Executive Officer, Chief Financial Officer or General Counsel.

7.                                      Prohibition on Employee Hiring.  Until the first anniversary of the date hereof, EnCana will not, nor will it permit any of its subsidiaries, directors, officers or employees to, directly or indirectly, solicit or hire the services, as employee, consultant or otherwise, of any employee of TBI or its subsidiaries with whom EnCana had contact in connection with its consideration of the Transaction or who became known to EnCana specifically in connection with its consideration of the Transaction, except that this provision shall not prohibit the hiring of any such employee (i) who responds to any public advertising for employment without any other direct or indirect solicitation or (ii) whose employment by TBI or its subsidiary has been terminated prior to the commencement of discussions with such employee.

8.                                      Securities Law.  EnCana hereby acknowledges that it is aware, and that it has advised or will advise its Representatives who are informed as to the matters that are the subject of this agreement, that the United States securities laws may prohibit any person who has material, nonpublic information concerning the matters that are the subject of this agreement from purchasing or selling securities of a company that may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.                                      Miscellaneous.  (a)  Unless and until a definitive agreement between the parties with respect to any Transaction has been executed and delivered, neither TBI nor EnCana will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter or any written or oral expression with respect to such a Transaction by any of its Representatives except for the matters specifically agreed to in this letter agreement.  Each party further agrees that neither party shall have any obligation to authorize or pursue with the other party any Transaction.  Each party acknowledges and agrees that each reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other at any time.

(b)                                 It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the parties hereto.

(c)                                  Notwithstanding anything herein to the contrary other than paragraph 7 above, all of the obligations of the parties hereunder shall (if not sooner terminated) terminate on the 18 month anniversary of the date hereof; provided, however, that no such termination shall relieve a party from liability for any breach by such party of the terms hereof that exists on the date of such termination.

(d)                                 EnCana understands and agrees that neither TBI nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or shall have any liability to EnCana or any of its Representatives resulting from the use of the Evaluation Material or any errors in or omissions therefrom, except in each case to the extent expressly provided in any definitive agreement.

(e)                                  Each party hereby represents that it has the power and authority to execute and deliver this letter agreement, and that it has been duly authorized and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms.  This letter agreement shall be binding upon the respective successors in interest of the parties hereto and shall inure to the benefit of, and be enforceable by, the respective successors in interest of the parties hereto.

(f)                                    This agreement contains the entire agreement and understanding between the parties as to the subject matter hereof and supersedes any prior agreements, commitments, representations, writings and discussions, whether oral or written, relating to that subject matter.  If any provision of this letter agreement is held by a court of competent jurisdiction in a final, non-appealable judgment to be invalid, illegal or unenforceable, the remainder of the provisions of this letter shall remain in full force and effect and any invalid, illegal or unenforceable provision shall be replaced with a valid, legal or enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

(g)                                 The validity and interpretation of this letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado without regard to conflicts-of-law rules or principles.

(h)                                 This letter agreement may be executed in one or more counterparts.  Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

(i)                                     EnCana agrees that money damages would not be a sufficient remedy for any breach of this letter agreement by EnCana or any of its Representatives and that TBI shall be entitled to seek equitable relief, including injunction and specific performance, as well as reimbursement for legal and other expenses as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity.  In the event of litigation concerning this letter agreement, if a court of competent jurisdiction determines in a final nonappealable order that a party has breached this letter agreement, then such party shall be liable for and pay the other party’s reasonable legal fees and expenses incurred in connection with such litigation, including any appeal therefrom or review thereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.

Very truly yours,

TOM BROWN, INC.

		By:	/s/ James D. Lightner
James D. Lightner
Chairman, Chief Executive Officer and
President

ACCEPTED AND AGREED as of
November 25th, 2003

EnCANA OIL & GAS (USA) INC.

By:	/s/ Roger J. Biemans
Roger J. Biemans
President